UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 21, 2021

Vir Biotechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39083	81-2730369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

499 Illinois Street, Suite 500

San Francisco, California 94158

(Address of principal executive offices, including zip code)

(415) 906-4324

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VIR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Continuing Progress of the COMET Clinical Development Program for Sotrovimab

On June 21, 2021, Vir Biotechnology, Inc. (the “Company”) and GlaxoSmithKline plc (“GSK”) issued a press release announcing final, confirmatory results from the Phase 3 COMET-ICE (COVID-19 Monoclonal antibody Efficacy Trial – Intent to Care Early) trial demonstrating that sotrovimab, an investigational SARS-CoV-2 monoclonal antibody, significantly reduced the risk of hospitalization or death among high-risk adult outpatients with mild-to-moderate COVID-19.

The primary efficacy analysis of all 1,057 patients in the COMET-ICE trial demonstrated a 79% reduction (adjusted relative risk reduction) (p<0.001) in hospitalization for more than 24 hours or death due to any cause, by Day 29 compared to placebo, meeting the primary endpoint of the trial.

The number of patients in the trial who were hospitalized for >24 hours for acute management of any illness or death from any cause at Day 29 was six patients in the sotrovimab arm (1%), versus 30 patients in the placebo arm (6%). In the sotrovimab arm, it is possible that half of those patients who were hospitalized were for reasons other than progression of COVID-19 (e.g., small bowel obstruction, lung cancer and diabetic foot ulcer); this was not the case for patients in the placebo arm. In the safety analysis, 1,037 participants were followed through at least 29 days. The most common adverse events observed in the sotrovimab treatment group in COMET-ICE were rash (1%) and diarrhea (2%), all of which were Grade 1 (mild) or Grade 2 (moderate). No other treatment-emergent adverse events were reported at a higher rate with sotrovimab compared to placebo. The Company and GSK plan to submit the full COMET-ICE data set to a peer-reviewed journal for publication.

The National Institutes of Health (“NIH”) recently updated its guidelines regarding the emergency use authorizations of anti-SARS-CoV-2 monoclonal antibodies for the treatment of COVID-19 in the U.S. to recommend the use of sotrovimab for non-hospitalized patients with mild-to-moderate COVID-19 who are at high risk of clinical progression. The guidelines note that the target binding site of sotrovimab is in a region of the virus that does not overlap with the binding site location of key mutations in current variants of concern and interest. These guidelines were based upon an interim analysis of 583 patients in the COMET-ICE trial, which was stopped early in March 2020 by an independent data monitoring committee because interim results demonstrated evidence of sotrovimab’s clinical efficacy. The interim study results demonstrated an 85% (p=0.002) reduction in hospitalization for more than 24 hours or death in those receiving sotrovimab compared to placebo, the primary endpoint of the trial.

These data have informed global regulatory reviews to date, including the positive scientific opinion issued by the European Medicines Agency’s (“EMA”) Committee for Human Medicinal Products (“CHMP”) under Article 5(3) of Regulation 726/2004, as well as the Emergency Use Authorization (“EUA”) granted by the U.S. Food and Drug Administration (“FDA”).

The Company and GSK are actively working with government agencies around the world to make sotrovimab available to patients in need of treatment. The Company and GSK plan to submit a Biologics License Application to the FDA in the second half of 2021. The EMA has started a rolling review of data on sotrovrimab that will continue until enough evidence is available to support the filing of a formal marketing authorization application. The Company and GSK also announced that their strategic manufacturing network is enabling the manufacture of approximately two million doses to support emergency supply in the first year following EUA, with approximately 450,000 doses on hand.

The Company and GSK also announced continued progress with the robust COMET clinical development program, which aims to provide clinical evidence from several studies over the course of the next year.

•

COMET-PEAK, a pharmacokinetic study in outpatients with mild-to-moderate COVID-19 investigating intramuscular (IM) administration of sotrovimab, is near completion and initial data is expected in second half of 2021.

•

COMET-TAIL has been initiated. This is a Phase 3 study evaluating the role of IM-administered sotrovimab for the early treatment of mild-to-moderate COVID-19 in high-risk non-hospitalized adult and pediatric patients (12 years of age and older). Data are anticipated in the first half of 2022.

•	A prophylaxis study is planned in uninfected immunocompromised adults to determine whether IM-administered sotrovimab can prevent symptomatic COVID-19 infection.

New Clinical Data from Ongoing Trials of VIR-2218 and VIR-3434

On June 25, 2021, the Company issued a press release announcing new data from its ongoing Phase 2 clinical trials of VIR-2218 and ongoing Phase 1 studies of VIR-3434 in patients with chronic hepatitis B virus (“HBV”) infection. The results, which demonstrate positive safety findings plus a reduction in hepatitis B surface antigen (“HBsAg”) for both compounds, were presented in two oral and two poster presentations at the European Association for the Study of the Liver International Liver Congress 2021.

In summary, data presented this week demonstrate the promising safety profile and potential durable response of VIR-2218, an investigational small interfering ribonucleic acid (“siRNA”) that mediates RNA interference (“RNAi”), through 48 weeks. In a separate analysis evaluating VIR-2218 in combination with pegylated interferon alfa (“PEG-IFN-α”) for 12 weeks, a more rapid and substantial HBsAg decline was observed in the co-administration cohort compared to VIR-2218 alone. The treatment regimen resulted in no new safety signals.

Additionally, two new analyses from an ongoing Phase 1 trial of VIR-3434 showed no safety signals in healthy volunteers dosed with up to 3,000 mg, and a rapid reduction in HBsAg levels one week after subcutaneous administration of this investigational HBV-neutralizing monoclonal antibody, which has been Fc engineered to include the XX2 “vaccinal mutation,” allowing it to potentially function as a T cell vaccine.

VIR-2218 Key Data

Results from a Phase 2 multiple-ascending dose trial of VIR-2218 in 32 patients with chronic HBV infection evaluating the safety and antiviral activity of two doses of VIR-2218 (20 to 200 mg) administered subcutaneously four weeks apart demonstrate:

•	Dose-dependent reductions in HBsAg through 48 weeks in both trial participants with hepatitis B e antigen (“HBeAg”), a marker of actively replicating HBV, and those without.

•	Of the 12 participants who received the 100 mg or 200 mg dose, four participants experienced sustained HBsAg reductions of >1 log10 IU/mL and absolute HBsAg levels below 100 IU/mL through Week 48.

•

Treatment with VIR-2218 also achieved dose-related reductions in other viral biomarkers; one patient receiving 200 mg experienced HBeAg loss at Week 24 and anti-HBe seroconversion at Week 16 that was sustained through Week 48.

•	Adverse events were mild, and no dose-dependent changes in post-treatment ALT levels (a signal of liver damage) occurred. No trial participants discontinued treatment.

In a separate ongoing Phase 2 trial, 47 adult patients with chronic HBV infection were assigned to receive subcutaneously injected VIR-2218 alone or in combination with PEG-IFN-α. Preliminary results through Week 12 of the treatment period demonstrate:

•	VIR-2218 alone and in combination with PEG-IFN-α were associated with HBsAg reductions of >1 log10 IU/mL by Week 12.

•	Co-administration of VIR-2218 with PEG-IFN-α (“Cohort 3”) resulted in a more rapid and substantial HBsAg decline compared to VIR-2218 alone.

•	In Cohort 3, the mean HBsAg decline from baseline was 2.0 log10 IU/mL at Week 12 and 0.6 log10 IU/mL greater than in the two cohorts evaluating VIR-2218 alone.

•	In published studies, PEG-IFNα alone in virally suppressed patients was associated with ≤ 0.25 log10 IU/mL HBsAg decline, on average, over the first 12 weeks.

•

No treatment-related grade ≥3 treatment-emergent adverse events or serious adverse events were reported with VIR-2218 alone or in combination with PEG-IFN-α, and the combination did not appear to increase the known side effects of PEG-IFN-α.

VIR-3434 Key Data

Results from a Phase 1 trial evaluating VIR-3434 in 40 virally suppressed patients with chronic HBV infection who were randomized to receive a single low dose of either 6 mg or 18 mg for four weeks demonstrate:

•

Treatment with VIR-3434 resulted in rapid >1 log10 IU/mL reductions in HBsAg, with the largest reductions (>1.5 log10 IU/mL) observed in the 18 mg cohort; maximum reductions were generally observed within one week.

•	No new safety signals were identified with single doses of VIR-3434; all adverse events were grade 1 or 2.

•	No significant changes in liver-related laboratory parameters or clinically significant changes in ALT or other liver-related laboratory parameters were reported.

In a separate Phase 1 trial in 40 healthy adult volunteers evaluating single doses of up to 3,000 mg of VIR-3434 administered subcutaneously or intravenously, results demonstrate:

•	Subcutaneous administration of VIR-3434 showed favorable pharmacokinetic properties, with VIR-3434 remaining in the serum for 24 weeks.

•	No new safety signals were identified; specifically, no grade 3/4 adverse events, serious adverse events or adverse events leading to trial discontinuation were reported.

Sotrovimab Variant Update

Data from in vitro studies, published in bioRxiv has been updated to include new in vitro data demonstrating that sotrovimab retains activity against the following variants: Alpha (B.1.1.7), Beta (B.1.351), Delta (B.1.617.2), Epsilon (B.1.427/B.1.429), Gamma (P.1), Iota (B.1.526) and Kappa (B.1.617.1), as well as a new variant from Bristol (B.1.1.7+E484K) and the new variant from Cameroon (B.1.619), which encodes both N440K and E484K mutations that may lead to reduced activity for other antibody products. The Company and GSK are continuing to evaluate the ability of sotrovimab to maintain activity against new and emerging variants through in vitro studies. The clinical impact of this in vitro variants data is not yet known.

EASL ILC 2021 Hepatitis B Data Presentation

On June 25, 2021, the Company posted an EASL ILC 2021 Hepatitis B data presentation to its website. A copy of the presentation is attached as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this Current Report on Form 8-K. Forward-looking statements contained in this Current Report on Form 8-K include, but are not limited to, statements regarding the final data from the COMET-ICE trial, NIH guidelines recommending the use of sotrovimab in the treatment of COVID-19, the initiation of the Company’s COMET-TAIL clinical trial, the clinical development program for sotrovimab, the Company’s capacity to manufacture and supply sotrovimab, the ability of sotrovimab to treat and/or prevent COVID-19, the ability of sotrovimab to maintain activity against circulating variants of concern, statements regarding clinical data from the Company’s ongoing trials of VIR-2218 and VIR-3434, timing of the Phase 2 trial of VIR-3434 in combination with VIR-2218, the ability of VIR-2218 and VIR-3434 (as monotherapies or combination therapies) to treat and/or prevent chronic HBV infection, and statements related to regulatory authorizations and approvals, including plans and discussions with the FDA, EMA and other global regulators. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, challenges in the treatment of hospitalized patients, difficulties in collaborating with other companies or government agencies, challenges in accessing manufacturing capacity, successful development and/or commercialization of alternative product candidates by the Company’s competitors, changes in expected or existing competition, delays in or disruptions to the Company’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes or other external factors, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, the Company assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Presentation, dated June 25, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIR BIOTECHNOLOGY, INC.

Date: June 28, 2021	By:	/s/ Howard Horn
Howard Horn
Chief Financial Officer